Exhibit 99.1

For Immediate Release

IRIDEX ANNOUNCES RETIREMENT OF VP FINANCE

Names Prior CFO/COO as Interim CFO

Mountain View, Calif. March 30, 2020 -- IRIDEX Corporation (NASDAQ: IRIX), a provider of innovative ophthalmic laser-based medical products for the treatment of glaucoma and retinal diseases, announced today that Romeo Dizon has retired from his position as Vice President of Finance, effective March 27, 2020. Mr. Dizon has agreed to continue to serve as needed as a consultant to facilitate a smooth transition and to provide additional support through the end the Company’s first quarter 2020 reporting cycle.

IRIDEX’s Board of Directors has appointed James Mackaness to serve as interim Chief Financial Officer while it searches for a successor to Mr. Dizon. Mr. Mackaness previously served as IRIDEX’s Chief Operating Officer from August 2012 to August 2015 and as the Company’s Chief Financial Officer from January 2008 to August 2012. He is currently a partner with FLG Partners, a leading Silicon Valley CFO services and board advisory consultancy firm, and also currently serves as Chief Financial Officer for Soleno Therapeutics, a clinical-stage biopharmaceutical company. He was previously Chief Financial Officer of Invuity, Inc., a medical technology company, from August 2015 until its sale to Stryker Corporation in October 2018.

“On behalf of everyone at IRIDEX and our Board of Directors, I want to thank Romeo for his many contributions during his 12-year tenure with the Company, including his strong leadership of our financial organization over the past two years,” said David Bruce, CEO of IRIDEX. “We appreciate his dedication and wish him all the best beyond IRIDEX.”

“We are very pleased to welcome Jim Mackaness back to the IRIDEX team. His proven skill set, coupled with in-depth knowledge of our operations and internal processes, provides us great confidence that we will experience seamless continuity in our financial leadership,” concluded Bruce.

About IRIDEX

IRIDEX is a worldwide leader in developing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States and Germany through a direct sales force and in more than 100 countries through a network of independent distributors. For further information, visit the IRIDEX website at http://www.iridex.com/.

Investor Relations Contact
Leigh Salvo
(415) 937-5404
investors@iridex.com

Media Contact
Jamie Hall
Pascale Communications, LLC.
(724) 417-0167
pr@iridex.com